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                                                               EXHIBIT 3.7(b)

GLOSSARY OF INSURANCE AND FINANCIAL TERMS

ADMINISTRATIVE SERVICES ONLY: An arrangement where the insurer provides administrative services for a plan sponsor's health benefits plan, such as maintaining enrollment information and adjudicating claims. The plan sponsor bears some or all of the claim risk.

ANNUITY: A contract providing income payments at regular (usually monthly) intervals for a specified period. A life annuity provides payments during the lifetime of the annuitant. An annuity certain provides periodic payments over a specified number of years and is not dependent on any person's survival. An annuity consideration is the payment, or series of payments, made to purchase an annuity. An annuity can be purchased as either registered or non-registered funds.

CASH VALUE: The amount available in cash upon voluntary termination of a policy by its owner before it becomes payable by death or maturity.

CRITICAL ILLNESS INSURANCE: Provides a one-time lump sum benefit to an insured who has been diagnosed with a critical condition. Normally, the insured must be diagnosed with a condition listed in the policy and live a certain period of time following the diagnosis, to collect benefits.

DERIVATIVE FINANCIAL INSTRUMENTS: Financial contracts that derive their value from the value of an underlying asset or index, such as interest rates, exchange rates, equities or commodities. Derivative transactions are conducted in the over-the-counter market directly between two parties or on regulated exchange markets.

     SWAPS are contractual agreements between two parties to exchange a rate of return on one investment for the rate of return on another investment such as a floating rate of interest for a fixed rate of interest. For cross-currency swaps, floating interest payments of one currency are exchanged for floating interest payments in a different currency. Equity index swaps are contracts to pay or receive cash flows based on the increase or decrease in the underlying index.

     OPTIONS convey the right, but not the obligation, to either buy or sell a specific amount of a financial instrument at a fixed price either at a fixed future date or at any time within a fixed future period. For options purchased, a premium or fee is paid for the right to exercise the option.

     FORWARDS AND FUTURES are contracts to either buy or sell a specified currency or financial instrument at a specified price and date in the future. Forward contracts are customized and transacted in the over-the-counter market. Futures are transacted in standardized amounts on regulated exchanges and are subject to daily cash margining.

     NOTIONAL AMOUNT is the face or principal value upon which the performance of a derivative contract is based. In general, notional values are not paid or received.

     MAXIMUM CREDIT RISK is the current replacement cost of all outstanding derivative contracts with a positive (receivable by the company) value.

     FUTURE CREDIT EXPOSURE represents the potential for future changes in value based upon a formula prescribed by the Superintendent of Financial Institutions Canada.

     CREDIT RISK EQUIVALENT represents the total of maximum credit risk and future credit exposure, less collateral.

     RISK WEIGHTED BALANCE represents the credit risk equivalent, weighted according to the creditworthiness of the counterparty on a basis prescribed by the Superintendent of Financial Institutions Canada.

     TOTAL ESTIMATED FAIR VALUE is the net of contracts in a receivable position (maximum credit risk) and those in a payable position.

DISABILITY INSURANCE (DI): A type of health insurance designed to compensate insured people for a portion of the income they lose because of a disabling injury or illness. Generally, benefits for disability insurance are in the form of monthly payments. Individual DI policies can be cancellable, where the insurer can terminate the policy at any time by providing written notice and refunding any advance premiums; or non-cancellable, where the insurer must renew the policy until the insured reaches a certain age, and cannot increase premiums.

EMPLOYEE BENEFITS DIVISION: A business unit of Great-West Life & Annuity Insurance Company. Employee Benefits markets life, health and disability insurance and 401(k) products on a group basis to corporations and associations. EXPERIENCE REFUND: The portion of a group insurance premium that is returned to a group policyholder whose claims experience is better than had been expected when the premium was calculated.

FINANCIAL SERVICES DIVISION: A business unit of Great-West Life & Annuity Insurance Company. Financial Services markets retirement savings products and services to employees of the state and local governments, hospitals, non-profit organizations, and public school districts, and life insurance through institutional partners and certain Internet-based brokers.

GROUP INSURANCE OPERATIONS: A business unit of Great-West Life, that markets life, health and disability insurance products for group clients.

INDIVIDUAL INSURANCE & INVESTMENT PRODUCTS: A business unit of Great-West Life, that markets life insurance and disability income insurance products for individual clients, and accumulation and payout annuity products for both group and individual clients.

LIFE INCOME FUNDS (LIFs): Plans which provide flexible options for receiving income from a company pension plan.

LIFE INSURANCE IN FORCE (FACE AMOUNT): The amount stated as payable at the death of the insured or at the maturity of the policy.

LIVING BENEFITS: A business unit of the Company in Canada that markets disability and critical illness insurance for individual clients.

                                        GREAT-WEST LIFECO INC. ANNUAL REPORT  95
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GLOSSARY OF INSURANCE AND FINANCIAL TERMS (CONT'D)

MANAGED CARE: A method of delivering, supervising and coordinating health care. In the United States this is often through HMOs and other networks of doctors and hospitals. In Canada, managed care often takes the form of co-ordinating treatment and rehabilitation for customers receiving disability benefits.

MINIMUM CONTINUING CAPITAL AND SURPLUS REQUIREMENT (MCCSR): A formula to determine the adequacy of an insurance company's capital, specified by the Office of the Superintendent of Financial Institutions Canada.

MORBIDITY RATE: The likelihood that a person of a given age will suffer an illness or disability. The premium that a person pays for health insurance is based in part on the morbidity rate for that person's age group.

MORTALITY RATE: The frequency with which death occurs among a defined group of people. The premium that a person pays for life insurance is based in part on the mortality rate for that person's age group.

NEW ANNUALIZED PREMIUM: A measure of new sales, equal to the full first-year premium on all sales made during the year.

NON-PARTICIPATING LIFE INSURANCE: Life insurance issued on which policyholders do not share in any surplus earnings distributed by the company. No policy dividends are payable. The premium is based on an estimate of future costs and investment earnings very close to what the company feels most likely to occur, with a margin for contingencies and profit.

OSFI: Office of the Superintendent of Financial Institutions Canada. The federal agency responsible for regulating and supervising banks, insurance, trust, loan and investment companies and co-operative credit associations that are licensed or registered by the federal government.

PARTICIPATING LIFE INSURANCE: Life insurance on which policyholders share in the surplus earnings attributable to the participating business. Policyholder dividends can be left on deposit in the policy as part of the cash value or can be used to purchase additional coverage, pay premiums or make loan payments.

PERSISTENCY: A measure of how long a policy or block of policies remains in force.

POLICY LIABILITIES: Amounts set aside today, which when combined with future premiums and investment income, will provide for future claims and expenses on in force policies.

POLICYHOLDER DIVIDEND: A refund to the policyholder each year of a portion of the premium based on the company's experience and anticipated costs. Policy dividends are not guaranteed but depend on mortality experience, investment earnings and other factors and may be increased or decreased at the discretion of the company.

POLICYHOLDER SURPLUS: The excess of assets over liabilities in the participating policyholder account.

PREMIUM INCOME: The income from sales of insurance policies and retirement savings and income products.

RRIF: Registered retirement income funds. Savings plans which can be purchased using RRSP funds and pay out as long as the fund balance supports the payments. RRIF payments are taxable while the remaining funds are tax sheltered.

REINSURANCE CONTRACTS: These contracts are legal agreements in which an insurer (cedant) transfers certain risks on insurance policies to another insurance company (the reinsurer).

RRSP: Registered Retirement Savings Plan. A plan enabling Canadian citizens to establish tax-sheltered accounts to accumulate money toward retirement. Income taxes on contributions and earnings are deferred until the funds are withdrawn.

SECTION 401(K) PLAN: In the United States, a type of employee retirement plan established by certain corporations.

SECTION 457 PLAN: In the United States, a type of employee retirement plan established by certain tax-exempt organizations.

SEGREGATED FUNDS: Investment funds managed separately from an insurance company's general funds, on behalf of clients. Unlike mutual funds, a percentage of the principal invested may be guaranteed in the event of the death of the investor.

TERM LIFE INSURANCE: Insurance which provides protection for a specific length of time, such as one, five, 10 or 20 years. Most plans allow the policyholder to renew for another term or convert the policy to whole life insurance. The cost of term insurance increases as the policyholder ages. Term insurance does not generally have a cash value.

UNIVERSAL LIFE INSURANCE: A whole life insurance product in which the mortality, investment and expense factors used to calculate premium rates and cash values are stated separately in the policy. Expense charges are deducted from the premium, and the balance is credited to the policy's cash value. Each month, the insurer deducts mortality costs from the cash value and credits the remainder of the cash value with interest. The policyholder can specify the premium amount, and change the death benefit after the policy has been issued, subject to restrictions established by the company.

WHOLE LIFE INSURANCE: Insurance which protects the policyholder throughout his or her lifetime, providing death benefits and building cash value. The policyholder may borrow funds against the value of the policy. The premium paying period may vary, e.g., payments may end after 20 years or at age 65. The cash value continues to build after premiums are fully paid. Also called traditional or permanent insurance.

96  GREAT-WEST LIFECO INC. ANNUAL REPORT 2001